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                                                                 Exhibit 10.4(K)
(SOUTHTRUST BANK LOGO)
One Georgia Center
600 West Peachtree Street
Atlanta, Georgia 30308

March 26, 2004

Mr. David L. Gamsey
Chief Financial Officer
Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097

RE: Amended Loan and Security Agreement between Innotrac Corporation and
    SouthTrust Bank

Dear David:

In response to your request, SouthTrust Bank will begin working to document the approved changes to your Loan and Security Agreement, as follows:

1. The amount of the Facility will be reduced to $25,000,000, at your request, due to Innotrac's decreased borrowing needs.

2. The Fixed Charge Coverage Ratio (Section 12.3) will be amended to be at least 1.30 times, effective December 31, 2003, through maturity of the line on June 1, 2005. As you know this covenant previously required an increase in the ratio from 1.25 times to 1.75 time on December 31, 2003.

3. The Minimum Tangible Net Worth covenant requirement shall be $24 million, effective December 31, 2003, due to the valuation allowance that was recorded against deferred tax assets in the amount of $9.9 million.

All remaining covenants and terms of the Loan and Security Agreement will remain the same, including, but not limited to, the Maximum Liabilities to Tangible Net Worth covenant which requires the ratio to remain below 1.50:1.

These changes are being made based on the December 31, 2003, financial information you have provided to us. A covenant waiver fee in the amount of $15,000, will be debited from your account. David, we appreciate Innotrac's relationship with SouthTrust, and look forward to working with you in the future.

Sincerely,

/s/ Noble Jones
    -------------
Noble Jones
Vice President